Exhibit 3.101

State of Delaware Secretary of State Division of Corporations Delivered 05:00 PM 05/17/2011 FILED 04:50 PM 05/17/2011 SRV 110563634 - 4983923 FILE

CERTIFICATE OF FORMATION

OF

SUNCOAST BEHAVIORAL, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Suncoast Behavioral, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 17th day of May, 2011.

/s/ Colbey B. Reagan
Colbey B. Reagan
Authorized Person